Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Second Quarter 2013 Results

Honolulu, Hawaii, August 1, 2013 - Territorial Bancorp Inc. (NASDAQ:  TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.7 million or $0.37 per basic and $0.36 per diluted share for the three months ended June 30, 2013, compared to $3.8 million or $0.38 per basic and $0.37 per diluted share for the three months ended June 30, 2012.  The decrease in earnings for the second quarter of 2013 was primarily due to a decline in interest earned on investment securities that occurred as higher yielding mortgage-backed securities were repaid and securities with lower yields were added to the investment portfolio.  The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.13 per share.  The dividend is expected to be paid on August 29, 2013 to stockholders of record as of August 15, 2013.

Allan Kitagawa, Chairman and Chief Executive Officer, said “Hawaii’s economy continues to improve primarily because of growth in the visitor and construction industries.  We have been successful in increasing the size of our mortgage loan portfolio despite the increase in mortgage interest rates that occurred during the second quarter.  Our emphasis continues to be on servicing the residents of Hawaii by offering mortgage loans and deposit products with attractive interest rates.  We continue to work to improve shareholder returns through our stock repurchase program and payment of dividends.  I am pleased to announce that because of our strong performance we will be paying a quarterly dividend of $0.13 per share of common stock.”

Interest Income

For the three months ended June 30, 2013 and 2012, net interest income was $12.2 million and $13.0 million, respectively.  The decrease in net interest income was due to a $1.7 million decrease in interest and dividend income which was partially offset by a $907,000 decrease in interest expense.  Total interest and dividend income was $13.8 million for the three months ended June 30, 2013 compared to $15.5 million for the three months ended June 30, 2012.  The decrease in interest and dividend income was primarily due to a decline in interest earned on investment securities which totaled $4.5 million for the three months ended June 30, 2013 compared to $6.3 million for the three months ended June 30, 2012.  This decline in interest income on investment securities resulted from repayments on higher yielding mortgage-backed securities and the addition of securities with lower yields to the investment portfolio.  The decrease in interest earned on investment securities was partially offset by a $68,000 increase in interest earned on loans and other investments which occurred primarily because of higher mortgage loan originations and growth in the mortgage loan portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.6 million for the three months ended June 30, 2013 compared to $2.5 million for the three months ended June 30, 2012.  The decrease in interest expense was primarily due to a $508,000 reduction of interest expense on deposits and a $360,000 reduction of interest expense on securities sold under agreements to repurchase.  The drop in interest expense was due primarily to the lower interest rate environment and the payoff of higher costing securities sold under agreements to repurchase.  During the current quarter, there was a $16,000 credit to the provision for loan losses compared to a $79,000 credit for the three months ended June 30, 2012.

Noninterest Income

Noninterest income was $2.3 million for the three months ended June 30, 2013 compared to $1.4 million for the three months ended June 30, 2012.  The increase in noninterest income was primarily due to an $852,000 increase in gain on sale of investment securities.

Noninterest Expense

Noninterest expense increased to $8.6 million for the three months ended June 30, 2013 as compared to $8.5 million for the three months ended June 30, 2012.  The increase in noninterest expense was primarily due to higher occupancy, equipment and other general and administrative expenses.  The increase in these expenses was offset by reductions in salaries and employee benefits expense and loss on extinguishment of debt.

Assets and Equity

Total assets decreased to $1.562 billion at June 30, 2013 from $1.575 billion at December 31, 2012. Cash and cash equivalents decreased to $87.2 million at June 30, 2013 from $182.8 million at December 31, 2012.  Investment securities held to maturity increased to $582.7 million as of June 30, 2013 from $554.7 million at December 31, 2012 as new securities purchased exceeded the amount of repayments and sales.  Loans receivable grew to $821.8 million at June 30, 2013 from $774.9 million at December 31, 2012 due to an increase in residential mortgage loan originations.  The growth in loans receivable and investment securities was funded by cash and cash equivalents.  Deposits decreased to $1.235 billion at June 30, 2013 from $1.238 billion at December 31, 2012.  Total stockholders’ equity decreased to $218.0 million at June 30, 2013 from $219.0 million at December 31, 2012.  The slight decrease in stockholders’ equity was primarily due to shares repurchased under the Company’s stock buyback program and dividend payments.  The Board of Directors has authorized four stock buyback programs to date.  Through June 30, 2013, the Company has repurchased 2,016,189 shares, compared to 1,684,171 shares as of December 31, 2012.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $2.0 million (7 loans) at June 30, 2013, compared to $2.0 million (8 loans) at December 31, 2012.  Non-performing assets totaled $5.4 million at June 30, 2013 compared to $4.4 million at December 31, 2012.  The ratio of non-performing assets to total assets of 0.34% at June 30, 2013 remains one of the lowest in the country.  The allowance for loan losses at June 30, 2013 was $1.6 million and represented 0.20% of total loans.  At December 31, 2012, the allowance for loan losses was $1.7 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 27 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Interest and dividend income:
Investment securities	$4,518	$6,293	$9,072	$12,809
Loans	9,199	9,110	18,429	18,139
Other investments	66	87	164	171
Total interest and dividend income	13,783	15,490	27,665	31,119
Interest expense:
Deposits	1,074	1,582	2,194	3,152
Advances from the Federal Home Loan Bank	65	104	168	208
Securities sold under agreements to repurchase	471	831	948	1,735
Total interest expense	1,610	2,517	3,310	5,095
Net interest income	12,173	12,973	24,355	26,024
Provision (reversal of allowance) for loan losses	(16)	(79)	2	5
Net interest income after provision (reversal of allowance) for loan losses	12,189	13,052	24,353	26,019
Noninterest income:
Service fees on loan and deposit accounts	568	480	1,069	1,030
Income on bank-owned life insurance	258	234	479	467
Gain on sale of investment securities	1,024	172	1,912	300
Gain on sale of loans	380	406	1,025	847
Other	81	115	186	205
Total noninterest income	2,311	1,407	4,671	2,849
Noninterest expense:
Salaries and employee benefits	5,012	5,041	10,364	10,214
Occupancy	1,333	1,290	2,584	2,614
Equipment	851	811	1,723	1,623
Federal deposit insurance premiums	191	192	381	382
Loss on extinguishment of debt	—	198	—	198
Other general and administrative expenses	1,208	966	2,259	2,105
Total noninterest expense	8,595	8,498	17,311	17,136
Income before income taxes	5,905	5,961	11,713	11,732
Income taxes	2,244	2,115	4,411	4,346
Net income	$3,661	$3,846	$7,302	$7,386

Basic earnings per share	$0.37	$0.38	$0.74	$0.73
Diluted earnings per share	$0.36	$0.37	$0.72	$0.72
Cash dividends declared per common share	$0.13	$0.11	$0.25	$0.21
Basic weighted-average shares outstanding	9,841,162	10,135,179	9,879,050	10,163,647
Diluted weighted-average shares outstanding	10,070,604	10,303,363	10,093,690	10,305,751

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	6/30/2013	12/31/2012
Assets
Cash and cash equivalents	$87,171	$182,818
Investment securities held to maturity, at amortized cost (fair value of $580,456 and $584,125 at June 30, 2013 and December 31, 2012, respectively)	582,682	554,673
Federal Home Loan Bank stock, at cost	11,908	12,128
Loans held for sale	2,991	2,220
Loans receivable, net	821,757	774,876
Accrued interest receivable	4,370	4,367
Premises and equipment, net	4,799	5,056
Real estate owned	—	—
Bank-owned life insurance	39,656	31,177
Deferred income taxes receivable	4,861	3,580
Prepaid expenses and other assets	2,220	3,732
Total assets	$1,562,415	$1,574,627
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,235,456	$1,237,847
Advances from the Federal Home Loan Bank	15,000	20,000
Securities sold under agreements to repurchase	65,000	70,000
Accounts payable and accrued expenses	23,500	23,017
Current income taxes payable	1,857	1,152
Advance payments by borrowers for taxes and insurance	3,575	3,639
Total liabilities	1,344,388	1,355,655
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 10,474,230 and 10,806,248 shares at June 30, 2013 and December 31, 2012, respectively	105	108
Additional paid-in capital	87,618	93,616
Unearned ESOP shares	(7,585)	(7,829)
Retained earnings	142,135	137,410
Accumulated other comprehensive loss	(4,246)	(4,333)
Total stockholders’ equity	218,027	218,972
Total liabilities and stockholders’ equity	$1,562,415	$1,574,627

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

June 30,2013

	Three Months Ended
	June 30,
	2013	2012
Performance Ratios (annualized):

Return on average assets	0.93%	0.98%
Return on average equity	6.64%	7.03%
Net interest margin on average interest earning assets	3.23%	3.41%

	At June	At December
	30, 2013	31, 2012
Selected Balance Sheet Data:

Book value per share (1)	$20.82	$20.26
Stockholders’ equity to total assets	13.95%	13.91%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,965	$2,044
Non-performing assets (2)	5,386	4,406
Allowance for loan losses	1,622	1,672
Non-performing assets to total assets	0.34%	0.28%
Allowance for loan losses to total loans	0.20%	0.22%
Allowance for loan losses to non-performing assets	30.12%	37.95%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs